Exhibit 99.1

For Immediate Release	Media Contact:	Kellee McGahey (843) 529‑5574
	Analyst Contact:	Jim Mabry (843) 529‑5593

South State Corporation Reports First Quarter 2018 Results and

Increased Quarterly Cash Dividend

COLUMBIA, S.C.—April 24, 2018—South State Corporation (NASDAQ: SSB)  today released its unaudited results of operations and other financial information for the three-month period ended March 31, 2018.  Highlights for the first quarter of 2018 include the following:

•	First quarter 2018 financial results:

oNet income was $42.3 million, compared with $2.4 million in the fourth quarter of 2017, an increase of $39.9 million

oDiluted EPS of $1.15, compared with $0.08, an increase of $1.07

oAdjusted net income (non-GAAP) was $51.2 million, compared to $41.4 million, a 23.8% increase, or $9.9 million

oAdjusted diluted EPS (non-GAAP) of $1.39, compared to $1.30, a 6.9% increase

oDuring the first quarter of 2018, there were three items driven primarily by the Tax Cuts and Jobs Act (Tax Act) which was signed into law on December 22, 2017:  (1) paid $2.8 million in bonuses to all employees; (2) reduced income tax provision by approximately $6.8 million; and (3) increased the cash dividend for shareholders to $0.34 per share, up $0.01 per share over last quarter.

•	Performance ratios first quarter 2018 compared to fourth quarter 2017

oReturn on average assets totaled 1.19%  compared to 0.08%

oAdjusted return on average assets (non-GAAP) was 1.44%  compared to 1.33%

oReturn on average equity totaled 7.41% compared to 0.51%

oReturn on average tangible equity (non-GAAP) was 14.69% compared to 1.59%

oAdjusted  return on average tangible equity (non-GAAP) increased to 17.60% from 15.83%

oEfficiency ratio was 67.2%  down from 68.5%, due primarily to lower merger costs associated with the Park Sterling Corporation (“Park Sterling” or “PSTB”) merger

oAdjusted efficiency ratio (non-GAAP) was 60.7%  up from 57.0% (excluding merger-related and conversion expenses and securities gains, net)

•	Balance sheet linked quarter

oCash and cash equivalents increased by $266.9 million

oNet loan growth for the quarter totaled $15.3 million, or 0.58% annualized, as the overall loan portfolio continues to remix

oNoninterest bearing deposits increased by $73.4 million, or 9.8% annualized increase; and interest bearing deposits increased by $56.9 million,  or 2.7% annualized

oFederal funds purchased and repurchase agreements increased $70.7 million to $357.6 million during the quarter

oShareholders’ equity increased $13.7 million,  primarily from net income, net of the dividends paid of $30.2 million offset by accumulated other comprehensive loss (“AOCI”) of $17.0 million, net of tax, primarily within the available for sale securities portfolio

oTotal equity to total assets decreased to 15.81% from 15.96%

oTangible equity to tangible assets (non-GAAP) decreased to 9.20% from 9.23%

•	Asset quality

oNonperforming assets (NPAs) decreased by $2.0 million, or 5.7%, to $34.0 million at March 31, 2018 from the level at December 31, 2017, and was down $4.6 million, or 12.0% from March 31, 2017

oNPAs to total assets improved to 0.23% at March 31, 2018,  from 0.25%  at December 31, 2017 and from 0.35% at March 31, 2017

oNet charge offs on non-acquired loans were 0.02% annualized, or $367,000,  compared to $265,000, or 0.02% annualized in the fourth quarter of 2017.  Compared to the first quarter of 2017, net charge offs totaled $628,000, or 0.05% annualized.

oNet charge offs on acquired non-credit impaired loans were 0.02% annualized, or $169,000,  compared to 0.07% annualized, or $402,000 in the fourth quarter of 2017.  In the first quarter of 2017, net charge-offs were 0.08% annualized, or $326,000.

oCoverage ratio of ALLL on non-acquired non-performing loans was 316% at March 31, 2018 compared to 293% at December 31, 2017 and 295% at March 31, 2017.

Quarterly Cash Dividend

The Board of Directors of South State Corporation declared a quarterly cash dividend on April 19, 2018, of $0.34 per share payable on its common stock.  This per share amount is higher by $0.01 per share, or 3.0% compared to last quarter and the same quarter one year ago.  The dividend will be payable on May 18, 2018 to shareholders of record as of May 11, 2018.

Durbin Impact

Effective July 1, 2018, the cap on interchange fees under the Durbin amendment will be in place for the Company, and we continue to refine this estimate of lower interchange income. We currently expect this interchange income to be reduced by $8.5 million (pre-tax) during the last half of 2018.

First Quarter 2018 Financial Performance

	Three Months Ended
(Dollars in thousands, except per share data)	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
INCOME STATEMENT	2018	2017	2017	2017	2017
Interest income
Loans, including fees (8)	$127,041	$108,319	$95,864	$93,600	$91,752
Investment securities, federal funds sold and securities purchased under agreements to resell	11,007	9,505	8,547	9,179	9,234
Total interest income	138,048	117,824	104,411	102,779	100,986
Interest expense
Deposits	6,913	4,220	2,974	2,661	2,497
Federal funds purchased, securities sold under agreements
to repurchase, and other borrowings	2,162	1,330	1,118	1,087	1,127
Total interest expense	9,075	5,550	4,092	3,748	3,624
Net interest income	128,973	112,274	100,319	99,031	97,362
Provision for loan losses	2,454	3,808	2,062	2,313	3,707
Net interest income after provision for loan losses	126,519	108,466	98,257	96,718	93,655
Noninterest income	43,518	39,098	36,040	37,574	36,435
Pre-tax operating expense	105,130	86,981	80,023	82,232	83,699
Branch consolid./acquisition and merger expense	11,296	17,621	1,551	4,307	21,024
Total noninterest expense	116,426	104,602	81,574	86,539	104,723
Income before provision for income taxes	53,611	42,962	52,723	47,753	25,367
Provision for income taxes, includes deferred tax revaluation	11,285	40,541	17,677	15,930	7,103
Net income	$42,326	$2,421	$35,046	$31,823	$18,264

Adjusted net income (non-GAAP) (3)
Net income (GAAP)	$42,326	$2,421	$35,046	$31,823	$18,264
Securities gains, net of tax	—	(22)	(349)	(73)	—
Provision for income taxes, deferred tax revaluation	—	26,558	—	—	—
Branch consolid./acquisition and merger expense, net of tax	8,918	12,431	1,031	2,870	15,137
Adjusted net income (non-GAAP)	$51,244	$41,388	$35,728	$34,620	$33,401

Basic earnings per common share	$1.15	$0.08	$1.20	$1.09	$0.63
Diluted earnings per common share	$1.15	$0.08	$1.19	$1.08	$0.63
Adjusted net income per common share - Basic (non-GAAP) (3)	$1.40	$1.31	$1.23	$1.19	$1.16
Adjusted net income per common share - Diluted (non-GAAP) (3)	$1.39	$1.30	$1.22	$1.18	$1.15
Dividends per common share	$0.33	$0.33	$0.33	$0.33	$0.33
Basic weighted-average common shares outstanding	36,646,198	31,654,947	29,114,574	29,094,908	28,891,669
Diluted weighted-average common shares outstanding	36,899,068	31,905,505	29,385,041	29,364,916	29,158,523
Effective tax rate	21.05%	94.36%	33.53%	33.36%	28.00%

The Company reported consolidated net income of $42.3 million, or $1.15 per diluted common share for the three-months ended March 31, 2018,  a  $39.9 million increase from the fourth quarter of 2017.  Interest income was up $20.2 million primarily as a result of an increase in non-acquired loan interest income of $2.6 million during the first quarter,  and from an increase of $16.1 million from acquired loan interest income due to a full quarter of acquired loans from PSTB.  In addition, investment securities income increased by $1.6 million due primarily to the addition of the PSTB securities portfolio held for the full quarter.  Interest expense increased by $3.5 million, with $1.5 million increase from transaction and money market accounts, $1.1 million attributable to certificate and other time deposits and $702,000 increase in other borrowings.  These increases in interest expense were related to the merger with PSTB and increases in interest rates within most categories.  The Company’s cost of funds was 0.41% for the first quarter of 2018, an increase of 0.12% from the fourth quarter of 2017.  Compared to the first quarter of 2017, cost of funds increased by 0.19% which is primarily the result of the addition of Park Sterling funding cost which historically was higher than legacy South State’s.  The total provision for loan losses decreased $1.4 million compared to the fourth quarter of 2017.  Valuation allowance (impairment) related to acquired loans was $1.1 million lower than in the fourth quarter of 2017,  as multiple pools had releases and improved cash flows, offset by certain valuation impairments recognized on acquired credit impaired loan pools.  The provision for loan losses related to acquired non-credit impaired loans was lower by  $233,000, compared to the fourth quarter of 2017.  The provision for loan losses on non-acquired loans was flat compared to the fourth quarter of 2017.  Noninterest income increased by $4.4 million within all categories due primarily to having Park Sterling for the full quarter.  Salaries and employee benefits included $2.8 million in bonuses paid to all employees during the quarter in response to the Tax Act.  Most noninterest expense categories were higher for the first quarter of 2018 due to the full quarter impact of Park Sterling operations.

Income Tax Expense

During the first quarter of 2018, the Company’s  effective income tax rate was 21.05%, or $11.3 million, reflective of the Tax Act signed in December 2017.  The effective tax rate in the fourth quarter of 2017 was 32.55%, excluding the charge taken to revalue all deferred tax items.  This reduced rate allowed us to earn back approximately $6.8 million of the $26.6 million charge recorded in the fourth quarter of 2017.  We currently expect to earn back this charge in 2018.

“We are pleased with the progress in the first quarter of 2018 in all areas of the company.  We successfully completed the Park Sterling system conversion this past weekend and are excited to build upon this merger,” said Robert R. Hill Jr., CEO of South State Corporation.  “South State is very well positioned to leverage the talent of the combined companies and capitalize on growth opportunities.”

Balance Sheet and Capital

	Ending Balance
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
BALANCE SHEET	2018	2017	2017	2017	2017
Assets
Cash and cash equivalents	$644,504	$377,627	$403,934	$431,890	$663,126
Investment securities:
Securities held to maturity	1,274	2,529	3,678	4,166	6,095
Securities available for sale, at fair value	1,640,837	1,648,193	1,319,454	1,340,427	1,379,788
Other investments	23,479	23,047	13,664	14,301	14,726
Total investment securities	1,665,590	1,673,769	1,336,796	1,358,894	1,400,609
Loans held for sale	42,690	70,890	46,321	65,995	46,988
Loans:
Acquired credit impaired	597,274	618,803	578,863	602,481	627,340
Acquired non-credit impaired	3,274,938	3,507,907	1,455,555	1,585,981	1,715,642
Non-acquired	6,762,512	6,492,155	6,230,327	5,992,393	5,564,307
Less allowance for non-acquired loan losses	(45,203)	(43,448)	(41,541)	(40,149)	(38,449)
Loans, net	10,589,521	10,575,417	8,223,204	8,140,706	7,868,840
Other real estate owned ("OREO")	11,073	11,203	13,527	14,430	20,007
Premises and equipment, net	253,605	255,565	198,146	201,539	203,505
Bank owned life insurance	226,222	225,132	151,402	150,476	149,562
Deferred tax asset	46,736	45,902	41,664	39,921	43,075
Mortgage servicing rights	34,196	31,119	29,937	29,930	30,063
Core deposit and other intangibles	70,376	73,789	50,472	52,966	55,461
Goodwill	999,592	999,586	597,236	595,817	595,711
Other assets	105,004	126,590	76,471	71,877	73,123
Total assets	$14,689,109	$14,466,589	$11,169,110	$11,154,441	$11,150,070

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing	$3,120,818	$3,047,432	$2,505,570	$2,635,147	$2,599,111
Interest-bearing	8,542,280	8,485,334	6,556,451	6,396,507	6,434,327
Total deposits	11,663,098	11,532,766	9,062,021	9,031,654	9,033,438
Federal funds purchased and securities sold under agreements to repurchase	357,574	286,857	291,099	334,018	352,431
Other borrowings	215,589	216,385	83,307	98,147	107,988
Other liabilities	130,269	121,661	99,858	85,137	76,313
Total liabilities	12,366,530	12,157,669	9,536,285	9,548,956	9,570,170

Shareholders’ equity:
Preferred stock - $.01 par value; authorized 10,000,000 shares	—	—	—	—	—
Common stock - $2.50 par value; authorized 80,000,000 shares	91,958	91,899	73,168	73,148	73,077
Surplus	1,807,989	1,807,601	1,136,352	1,134,328	1,132,173
Retained earnings	452,982	419,847	427,093	401,706	379,534
Accumulated other comprehensive loss	(30,350)	(10,427)	(3,788)	(3,697)	(4,884)
Total shareholders’ equity	2,322,579	2,308,920	1,632,825	1,605,485	1,579,900
Total liabilities and shareholders’ equity	$14,689,109	$14,466,589	$11,169,110	$11,154,441	$11,150,070

Common shares issued and outstanding	36,783,438	36,759,656	29,267,369	29,259,264	29,230,734

At March 31, 2018, the Company’s total assets were $14.7  billion,  an increase of $222.5 million from December 31, 2017, and an increase of $3.5 billion, or 31.7%  from March 31, 2017.  During the first quarter of 2018,  cash and cash equivalents increased by $266.9 million, as acquired loans declined by $254.5 million, offset by $270.4 million increase in non-

acquired loans, or 16.9%.  Total deposits increased by $130.3 million, or 4.6% annualized, and federal funds purchased and repurchase agreements increased by $70.7 million.  Acquired loans declined by approximately $254.5 million during the first quarter of 2018.  The decrease in acquired loans related to Park Sterling totaled $117.8 million.

The Company’s book value per common share increased to $63.14 per share at March 31,  2018, compared to $62.81 at December 31, 2017 and $54.05 at March 31, 2017.  The increase in capital during the first quarter of 2018 of $13.7 million was related to net income totaling $42.3 million, partially offset by $12.1 million dividend paid to shareholders.  AOCI reduced capital by $17.0 million.  Tangible book value (“TBV”) per common share increased by $0.44 per share to $34.05 at March 31, 2018, compared to $33.61 at December 31, 2017,  and increased by $2.28 per share, or 7.2%, from $31.77 at March 31, 2017.  The  quarterly increase of $0.44 per share in tangible book value was the result of (1) earnings per share, excluding amortization of intangibles, of  $1.22, offset by the dividend paid to shareholders of $0.33 per share;  (2) a decrease in AOCI (see above) of $0.46 per share; and (3) an increase from the exercise of stock options and issuance of stock related to employee stock purchase plan of $0.01 per share.  During the first quarter of 2018, the Company elected to early adopt ASU 2018‑02, Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from AOCI.  This standard, as a result of the Tax Act, had the effect of reclassifying $2.9 million of deferred taxes from AOCI into retained earnings resulting in no effect on reported equity or earnings of the company.

“During the first quarter of 2018, the Company’s  risk-based capital ratios improved.  Total risk-based capital improved to 13.3% and increased by more than $23.6 million in the first quarter,” said John C. Pollok, COO and CFO.  “In addition, tangible book value increased by $0.44 per share, or 5.2% annualized, including merger cost and the impact of the increased unrealized losses within the available for sale securities portfolio.”

	Three Months Ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
PERFORMANCE RATIOS	2018	2017	2017	2017	2017
Return on average assets (annualized)	1.19%	0.08%	1.25%	1.15%	0.68%
Adjusted return on average assets (annualized) (non-GAAP) (3)	1.44%	1.33%	1.28%	1.25%	1.25%
Return on average equity (annualized)	7.41%	0.51%	8.57%	7.98%	4.74%
Adjusted return on average equity (annualized) (non-GAAP) (3)	8.98%	8.75%	8.73%	8.69%	8.67%
Return on average tangible common equity (annualized) (non-GAAP) (7)	14.69%	1.59%	14.93%	14.16%	8.87%
Adjusted return on average tangible common equity (annualized) (non-GAAP) (3) (7)	17.60%	15.83%	15.21%	15.34%	15.55%
Efficiency ratio (tax equivalent)	67.24%	68.50%	59.48%	62.80%	77.51%
Adjusted efficiency ratio (non-GAAP) (9)	60.72%	56.96%	58.35%	59.67%	61.95%
Dividend payout ratio (2)	28.68%	399.3%	27.56%	30.33%	52.82%
Book value per common share	$63.14	$62.81	$55.79	$54.87	$54.05
Tangible common equity per common share (non-GAAP) (7)	$34.05	$33.61	$33.66	$32.70	$31.77

CAPITAL RATIOS
Equity-to-assets	15.81%	15.96%	14.62%	14.39%	14.17%
Tangible equity-to-tangible assets (non-GAAP) (7)	9.20%	9.23%	9.36%	9.11%	8.85%
Tier 1 common equity (6)	11.8%	11.6%	12.1%	11.9%	11.9%
Tier 1 leverage (6)	10.5%	10.4%	10.3%	10.1%	10.0%
Tier 1 risk-based capital (6)	12.8%	12.6%	12.9%	12.8%	12.8%
Total risk-based capital (6)	13.3%	13.0%	13.5%	13.3%	13.3%

OTHER DATA
Number of branches	179	182	129	129	129
Number of employees (full-time equivalent basis)	2,700	2,719	2,255	2,261	2,277

Asset Quality

	Ending Balance
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(Dollars in thousands)	2018	2017	2017	2017	2017
NONPERFORMING ASSETS:
Non-acquired
Non-acquired nonperforming loans	$14,307	$14,831	$12,896	$13,499	$13,035
Non-acquired OREO and other nonperforming assets	2,363	2,536	6,330	4,633	5,705
Total non-acquired nonperforming assets	16,670	17,367	19,226	18,132	18,740
Acquired
Acquired nonperforming loans	8,233	9,447	6,401	5,793	4,950
Acquired OREO and other nonperforming assets	9,139	9,263	7,846	10,439	14,992
Total acquired nonperforming assets	17,372	18,710	14,247	16,232	19,942
Total nonperforming assets	$34,042	$36,077	$33,473	$34,364	$38,682

	Three Months Ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	2018	2017	2017	2017	2017
ASSET QUALITY RATIOS:
Allowance for non-acquired loan losses as a percentage of non-acquired loans (1)	0.67%	0.67%	0.67%	0.67%	0.69%
Allowance for non-acquired loan losses as a percentage of non-acquired nonperforming loans	315.95%	292.95%	322.12%	297.42%	294.97%
Net charge-offs on non-acquired loans as a percentage of average non-acquired loans (annualized) (1)	0.02%	0.02%	0.04%	0.05%	0.05%
Net charge-offs on acquired non-credit impaired loans as a percentage of average acquired non-credit impaired loans (annualized) (1)	0.02%	0.07%	0.00%	0.10%	0.08%
Total nonperforming assets as a percentage of total assets	0.23%	0.25%	0.30%	0.31%	0.35%
Excluding Acquired Assets
NPLs as a percentage of period end non-acquired loans (1)	0.21%	0.23%	0.21%	0.23%	0.23%
Total nonperforming assets as a percentage of total non-acquired loans and repossessed assets (1) (4)	0.25%	0.27%	0.31%	0.30%	0.34%
Total nonperforming assets as a percentage of total assets (5)	0.11%	0.12%	0.17%	0.16%	0.17%

Overall asset quality remained strong and total nonperforming assets declined by $2.0 million to $34.0 million, representing 0.23% of total assets, which is a decline of 2 basis points from the balance at December 31, 2017.  The year over year improvement totaled $4.6 million and improved by 12 basis points from March 31 2017.      During the first quarter of 2018, non-acquired NPAs, excluding acquired loans and acquired other real estate owned (“OREO”),  declined by $697,000 to $16.7 million.  This decrease was in all categories, loans, other real estate owned and other repossessed assets.

During the fourth quarter, the Company reported $8.2 million in nonperforming loans related to “acquired non-credit impaired loans.”  This was a decrease of $1.2 million from the balance at December 31, 2017.  This was $3.3 million higher than the balance at March 31, 2017 due primarily to the acquisition of Park Sterling in the fourth quarter of 2017.  Additionally, acquired nonperforming OREO and other assets owned decreased by $124,000 from the balance at December 31, 2017 and declined by $5.9 million from the balance of March 31, 2017.

At March 31. 2018,  the allowance for non-acquired loan losses was $45.2 million, or 0.67%, of non-acquired period-end loans and $43.4 million, or 0.67%, at December 31, 2017, and down from 0.69% when the ALLL was $38.4 million at March 31, 2017.  The current allowance for loan losses provides 3.16 times coverage of period-end non-acquired nonperforming loans,  up from 2.93 times at December 31, 2017, and 2.95 times at March 31,  2017.  Net charge-offs within the non-acquired portfolio were  $367,000, or 0.02% annualized, in the first quarter of 2018, compared to $265,000 for the fourth quarter of 2017, or 0.02% annualized.  First quarter 2017 net charge-offs totaled $628,000, or 0.05% annualized.  The net charge-offs currently being experienced were primarily from overdraft and ready reserve accounts within the loan portfolio.  Loans were in a net recovery position over the past three quarters.  During the first quarter of 2018,  the provision for non-acquired loan losses totaled $2.1 million compared to $2.2 million in the fourth quarter of 2017, and $2.1 million in the first quarter of 2017.  The non-acquired provision for loan losses in the first quarter of 2018 and fourth quarter of 2017 resulted primarily from the risk and uncertainties in new and expanded markets resulting from the merger with PSTB.

Net charge offs related to “acquired non-credit impaired loans” were $169,000, or 0.02% annualized, in the first quarter of 2018.  The Company recorded a provision for loan losses, accordingly, during the first quarter of 2018.  Net charge-offs decreased by $233,000,  as compared to the fourth quarter of 2017, when the Company reported $402,000 in net charge offs.   In the first quarter of 2017, net charge-offs totaled $326,000, or 0.08% annualized.

During the first quarter of 2018, the Company recorded net impairment within certain acquired credit impaired loan pools totaling $163,000 compared to $1.2 million valuation allowance in the fourth quarter of 2017.  Impairments are recognized immediately and releases are generally spread over time.

Total OREO decreased to $11.1 million at March 31, 2018,  down from $11.2 million at December 31, 2017.  This decrease was primarily the result of the disposition of 21  properties of both acquired and non-acquired OREO.  In addition, OREO was written down by an additional $777,000 due to new appraisals and contracts on existing property.  Partially offsetting these declines was the addition of OREO from various regions totaling $3.1 million.

Net Interest Income and Margin

	Three Months Ended
	March 31, 2018			December 31, 2017			March 31, 2017
(Dollars in thousands)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
YIELD ANALYSIS	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$165,752	$660	1.61%	$216,386	$793	1.45%	$244,992	$573	0.95%
Investment securities (taxable)	1,453,480	8,788	2.45%	1,256,347	7,269	2.30%	1,267,985	7,231	2.31%
Investment securities (tax-exempt)	212,719	1,559	2.97%	202,480	1,443	2.83%	196,773	1,430	2.95%
Loans held for sale	32,517	307	3.83%	39,586	347	3.48%	41,866	408	3.95%
Loans	10,604,506	126,734	4.85%	9,082,330	107,972	4.72%	7,786,521	91,344	4.76%
Total interest-earning assets	12,468,974	138,048	4.49%	10,797,129	117,824	4.33%	9,538,137	100,986	4.29%
Noninterest-earning assets	1,960,659			1,547,237			1,338,186
Total Assets	$14,429,633			$12,344,366			$10,876,323

Interest-Bearing Liabilities:
Transaction and money market accounts	$5,221,974	$2,893	0.22%	$4,523,525	$1,443	0.13%	$3,889,956	$983	0.10%
Savings deposits	1,443,868	674	0.19%	1,388,183	508	0.15%	1,350,168	504	0.15%
Certificates and other time deposits	1,758,223	3,346	0.77%	1,319,107	2,269	0.68%	1,065,077	1,010	0.38%
Federal funds purchased and repurchase agreements	343,974	454	0.54%	307,079	324	0.42%	359,564	240	0.27%
Other borrowings	225,496	1,708	3.07%	102,309	1,006	3.90%	110,469	887	3.26%
Total interest-bearing liabilities	8,993,535	9,075	0.41%	7,640,203	5,550	0.29%	6,775,234	3,624	0.22%
Noninterest-bearing liabilities	3,120,746			2,827,699			2,539,495
Shareholders’ equity	2,315,352			1,876,464			1,561,594
Total Non-IBL and shareholders’ equity	5,436,098			4,704,163			4,101,089
Total liabilities and shareholders’ equity	$14,429,633			$12,344,366			$10,876,323
Net interest income and margin (NON-TAX EQUIV.)		$128,973	4.19%		$112,274	4.13%		$97,362	4.13%
Net interest margin (TAX EQUIVALENT)			4.22%			4.18%			4.19%

Overall Cost of Funds (including demand deposits)			0.31%			0.21%			0.16%

Non-taxable equivalent net interest income was $129.0 million for the first quarter of 2018, a $16.7 million increase from the fourth quarter of 2017, resulting primarily from the additional interest income from acquired loans from the merger with PSTB.  The first quarter included a full quarter while the fourth quarter included one month of the PSTB acquired loans.  The highlights are below:

1.

Average balance of non-acquired loans increased by approximately $254.9 million and resulted in non-acquired loan interest income of $65.2 million, a $2.6 million increase from the fourth quarter of 2017. The yield on total non-acquired loans was 4.01% up from 3.91% in the fourth quarter of 2017.

2.

Acquired loan interest income increased $16.1 million from the fourth quarter of 2017, to $61.5 million. The yield on acquired loans for the first quarter of 2018 (including the merger with PSTB) was 6.23% and decreased from 6.57% in the fourth quarter of 2017, while the average balance of acquired loans increased by $1.3 billion in the first quarter of 2018. The fourth quarter of 2017 only included one month of PSTB acquired loans and we now have the impact of a full quarter. The decline in the acquired loan yield was primarily the result of the payoffs of acquired loans during the quarter. Any future decline in the acquired loan yield will be primarily dependent upon the level of loan pay downs and pay-offs each quarter within the acquired loan portfolio. The first quarter of 2018 total loan yield (including PSTB) was 4.85% up from 4.72% in the fourth quarter of 2017 and from 4.77% in the first quarter of 2017;

3.

The average balance of the investment securities portfolio increased by $207.4 million as a result of having the PSTB securities portfolio for the full quarter, compared to the fourth quarter of 2017. The yield on the securities portfolio was 2.52% in the first quarter of 2018 compared to 2.37% in the fourth quarter of 2017. This resulted in $1.6 million in additional securities interest income; and

4.

Interest expense increased by $3.5 million in the first quarter of 2018 compared to the fourth quarter of 2017. This increase was within all categories of funding from the merger with PSTB and an increase in interest rates on all categories of funding, except other borrowings. The first quarter of 2018 interest rate on other borrowings declined to 3.07% due to short-term FHLB borrowings in late fourth quarter of 2017, compared to the fourth quarter of 2017 interest rate of 3.90%. The higher rate in the fourth quarter of 2018 was primarily driven by the long-term rates associated with trust preferred debt. Total cost of funds on interest-bearing liabilities was 41 basis points, an increase of 12 basis points from the fourth quarter of 2017 and up 19 basis points from the first quarter of 2017. The inclusion of the Park Sterling funding balances resulted in an increase in the Company’s interest-bearing liabilities of approximately $2.2 billion from the first quarter of 2017.

Tax-equivalent net interest margin improved 4 basis points from the fourth quarter of 2017 and improved by 2 basis points from the first quarter of 2017.  The yield /cost on all asset categories and all funding categories increased, except other borrowings.  During the first quarter of 2018, the Company’s average total assets increased to $14.4 billion from $12.3 billion at December 31, 2017 and from $10.9 billion at March 31, 2017.  Average earning assets totaled $12.5 billion up $1.7 billion compared to the fourth quarter of 2017, as Park Sterling balances were included for the entire quarter.  Average interest-bearing liabilities totaled $9.0 billion for the first quarter of 2018  up from $7.6 billion for the fourth quarter of 2017, and up from $6.8 billion at March 31, 2017.  Average non-interest bearing demand deposits increased by $280.6 million during the first quarter of 2018 from the merger with PSTB and growth during the first quarter of 2018;  and increased by $530.8 million from March 31, 2017, due primarily to the merger with Park Sterling and growth during the past year. Including the impact of noninterest bearing deposits, the Company’s cost of funds was 31 basis points for the first quarter of 2018 compared to 21 basis points in the fourth quarter of 2017, and compared to 16 basis points in the first quarter of 2017.

Accretable Yield Rollforward (Acquired credit impaired loans)
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(Dollars in thousands)	2018	2017	2017	2017	2017

Balance at beginning of period	$133,095	$132,575	$139,283	$149,723	$155,379

Interest income *	(12,366)	(13,561)	(14,362)	(14,297)	(15,214)
Additions from Georgia Bank & Trust Acquisition	—	307	—	—	4,603
Additions from Park Sterling Bank Acquisition	—	8,829	—	—	—
Improved/(Decline in) cash flows affecting nonaccretable difference	9,204	5,118	7,756	3,954	5,062
Other changes, net	(76)	(173)	(102)	(97)	(107)

Balance at end of period	$129,857	$133,095	$132,575	$139,283	$149,723
* Interest income does not include interest income from loan advances post-acquisition on lines of credit, late fees or other loan fees.

The table above reflects the quarterly roll forward of the acquired credit impaired loan accretable yield.

The Company recognized noncash loan interest income from the discount (fair value adjustment) on the acquired noncredit impaired loan portfolio of $9.6 million, $6.1 million, $2.2 million; $3.3 million; and $4.2 million, respectively during the five quarters.  The remaining balance of the discount on the acquired noncredit impaired loan portfolio totals $55.3 million at March 31, 2018.

Noninterest Income and Expense

	Three Months Ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
(Dollars in thousands)	2018	2017	2017	2017	2017
Noninterest income:
Fees on deposit accounts	$25,506	$23,560	$22,448	$22,155	$21,719
Mortgage banking income	4,948	3,744	3,446	5,195	5,569
Trust and investment services income	7,514	6,698	6,310	6,452	5,941
Securities gains, net	—	33	525	110	—
Recoveries of fully charged off acquired loans	2,975	2,925	1,944	2,171	1,532
Other	2,575	2,138	1,367	1,491	1,674
Total noninterest income	$43,518	$39,098	$36,040	$37,574	$36,435

Noninterest expense:
Salaries and employee benefits	$62,465	$50,735	$47,245	$47,580	$48,886
Net occupancy expense	8,166	6,707	6,214	6,048	6,388
Information services expense	9,738	6,686	6,003	6,413	6,360
Furniture and equipment expense	4,626	4,146	3,751	3,877	3,794
Bankcard expense	3,654	2,894	2,748	2,886	2,770
OREO expense and loan related	1,661	1,073	1,753	1,753	2,142
Business development and staff related	2,082	2,107	1,728	1,958	2,070
Amortization of intangibles	3,413	2,857	2,494	2,495	2,507
Professional fees	1,699	1,338	1,265	1,599	1,773
Supplies, printing and postage expense	1,392	1,433	1,491	1,570	1,654
FDIC assessment and other regulatory charges	1,263	895	918	989	1,122
Advertising and marketing	736	1,563	852	989	559
Other operating expenses	4,235	4,547	3,561	4,075	3,674
Merger & branch consolidation expense	11,296	17,621	1,551	4,307	21,024
Total noninterest expense	$116,426	$104,602	$81,574	$86,539	$104,723

Noninterest income totaled $43.5 million during the first quarter of 2018, an increase of $4.4 million from the fourth quarter of 2017.  The increase was generally the result of the merger with PSTB and the inclusion of a full quarter of activity of noninterest income.  The following provides additional explanations of noninterest income:

•

Higher mortgage banking income of $1.2 million, from an increase of $1.4 million in income related to the mortgage servicing rights, net of the hedge, from improved rate-related gains on the MSR, partially offset by lower income from the secondary market of $195,000 due to lower sales volume and pricing;

•

Higher fees on deposit accounts of $1.9 million from higher service charges on deposit accounts from accounts added from PSTB.  An increase in fees associated with debit card usage, primarily related to the addition of accounts from PSTB, and higher retail fees due to a full quarter of fees on PSTB accounts;

•	Higher income on trust and investment services of $816,000 from having more assets under management primarily related to the additions from the merger with Park Sterling;
•	Higher other income of $437,000 from the merger with PSTB primarily from cash surrender value of bank owned life insurance and capital markets income.

Compared to the first quarter of 2017,  noninterest income grew by $7.1 million.  The increase was primarily related to the merger with PSTB:

1.	Higher trust and investment services income of $1.6 million,
2.	Higher fees on deposit accounts with more customers from the merger totaling $3.8 million, and
3.	Higher recoveries of acquired credit impaired loans totaling $1.4 million (minimal impact from PSTB)

Noninterest expense was $116.4 million in the first quarter of 2018,  an increase of $11.8 million from $104.6 million in the fourth quarter of 2017.  Merger and conversion related expense decreased $6.3 million from the cost incurred in the fourth quarter of 2017.  These merger and conversion expenses were associated with PSTB, as the conversion was completed April 20th through the 23rd, 2018.  Salaries and employee benefits were $11.7 million higher for the following reasons:

(1)	Payment of $2.8 million in bonuses to employees in early February;
(2)	Full quarter of PSTB personnel cost vs one month in the fourth quarter; and
(3)	Higher payroll taxes due to FICA and unemployment in the new tax year.

OREO and trouble loan related expense was higher by $588,000 due primarily to a write down of an asset that is now under contract.  The increases in most other categories of expense was due to the operating expenses from the Park Sterling branches for the full quarter.

Compared to the first quarter of 2017, noninterest expense was  $11.7 million higher.  The net increase was primarily due to five categories of expense:  (1) salaries and benefits increased $13.6 million due primarily to the additional employees from Park Sterling and the related benefits and incentives, and from the $2.8 million bonuses paid to all employees in early February of 2018,  (2) information services increased $3.4 million due primarily to the branches added from Park Sterling,  (3) net occupancy and furniture and equipment expense increased by $1.8 million and $832,000, respectively, due to the addition of branches added from Park Sterling,  and (4) amortization of intangibles increased $906,000, from additional core deposit intangible from Park Sterling.   Merger-related and conversion cost decreased $9.7 million.  These cost were primarily related to the merger with Southeastern Bank Financial Corporation in the first quarter of 2017 and included closing, compared to PSTB merger-related cost in the first quarter of 2018.

South State Corporation will hold a conference call today, April 24, 2018  at 10 a.m.  Eastern Time,  during which management will review earnings and performance trends.  Callers wishing to participate may call toll-free by dialing 877‑506‑9272.  The number for international participants is 412‑380‑2004.  The conference ID number is 10117855.  Participants can also listen to the live audio webcast through the Investor Relations section of www.SouthStateBank.com.  A replay will be available beginning April 24, 2018 by 2:00 p.m.  Eastern Time until 9:00 a.m. on May 8, 2018.  To listen to the replay, dial 877‑344‑7529 or 412‑317‑0088.  The passcode is 10117855.

***************

South State Corporation is a financial services company headquartered in Columbia, South Carolina with approximately $14.7  billion in assets.  South State Bank, the company’s primary subsidiary, provides consumer, commercial, mortgage, and wealth management solutions throughout the Carolinas, Georgia and Virginia.  South State has served customers since 1934.  Additional information is available at www.SouthStateBank.com.

Non-GAAP Measures

Statements included in this press release include non-GAAP measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.  Management believes that these non-GAAP measures provide additional useful information which allows readers to evaluate the ongoing performance of the Company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.

	Three Months Ended
(Dollars in thousands, except per share data)	Mar.31,	Dec. 31,	Sept. 30,	June 30,	Mar.31,
RECONCILIATION OF GAAP TO Non-GAAP	2018	2017	2017	2017	2017
Adjusted net income (non-GAAP) (3)
Net income (GAAP)	$42,326	$2,421	$35,046	$31,823	$18,264
Securities gains, net of tax	—	(22)	(349)	(73)	—
Provision for income taxes - Deferred Tax Asset Write-Off	—	26,558	—	—	—
Merger and branch consolidation/acq. expense, net of tax	8,918	12,431	1,031	2,870	15,137
Adjusted net income (non-GAAP)	$51,244	$41,388	$35,728	$34,620	$33,401

Adjusted net income per common share - Basic (3)
Earnings per common share - Basic (GAAP)	$1.15	$0.08	$1.20	$1.09	$0.63
Effect to adjust for securities gains	—	(0.00)	(0.01)	(0.00)	—
Effect to adjust for provision for income tax DTA Write-Off	—	0.84	—	—	—
Effect to adjust for merger & branch consol./acq expenses	0.25	0.39	0.04	0.10	0.53
Adjusted net income per common share - Basic (non-GAAP)	$1.40	$1.31	$1.23	$1.19	$1.16

Adjusted net income per common share - Diluted (3)
Earnings per common share - Diluted (GAAP)	$1.15	$0.08	$1.19	$1.08	$0.63
Effect to adjust for securities gains	—	(0.00)	(0.01)	(0.00)	0.00
Effect to adjust for provision for income tax DTA Write-Off	—	0.83	—	—	—
Effect to adjust for merger & branch consol./acq expenses	0.24	0.39	0.04	0.10	0.52
Adjusted net income per common share - Diluted (non-GAAP)	$1.39	$1.30	$1.22	$1.18	$1.15

Adjusted Return of Average Assets (3)
Return on average assets (GAAP)	1.19%	0.08%	1.25%	1.15%	0.68%
Effect to adjust for provision for income tax DTA Write-Off	—%	0.85%	—%	—%	—%
Effect to adjust for securities gains	—%	—%	(0.01)%	—%	—%
Effect to adjust for merger & branch consol./acq expenses	0.25%	0.40%	0.04%	0.10%	0.57%
Adjusted return on average assets (non-GAAP)	1.44%	1.33%	1.28%	1.25%	1.25%

Adjusted Return of Average Equity (3)
Return on average equity (GAAP)	7.41%	0.51%	8.57%	7.98%	4.74%
Effect to adjust for securities gains	—%	—%	(0.09)%	(0.02)%	—%
Effect to adjust for provision for income tax DTA Write-Off	—%	5.62%	—%	—%	—%
Effect to adjust for merger & branch consol./acq expenses	1.57%	2.62%	0.25%	0.73%	3.93%
Adjusted return on average equity (non-GAAP)	8.98%	8.75%	8.73%	8.69%	8.67%

Adjusted Return on Average Common Tangible Equity (3) (7)
Return on average common equity (GAAP)	7.41%	0.51%	8.57%	7.98%	4.74%
Effect to adjust for securities gains	—%	—%	(0.09)%	(0.02)%	—%
Effect to adjust for provision for income tax DTA Write-Off	—%	5.62%	—%	—%	—%
Effect to adjust for merger & branch consol./acq expenses	1.56%	2.63%	0.25%	0.72%	3.93%
Effect to adjust for intangible assets	8.63%	7.07%	6.48%	6.66%	6.88%
Adjusted return on average common tangible equity (non-GAAP)	17.60%	15.83%	15.21%	15.34%	15.55%

Tangible Book Value Per Common Share (7)
Book value per common share (GAAP)	$63.14	$62.81	$55.79	$54.87	$54.05
Effect to adjust for intangible assets	(29.09)	(29.20)	(22.13)	(22.17)	(22.28)
Tangible book value per common share (non-GAAP)	$34.05	$33.61	$33.66	$32.70	$31.77

Tangible Equity-to-Tangible Assets (7)
Equity-to-assets (GAAP)	15.81%	15.96%	14.62%	14.39%	14.17%
Effect to adjust for intangible assets	(6.61)%	(6.73)%	(5.26)%	(5.28)%	(5.32)%
Tangible equity-to-tangible assets (non-GAAP)	9.20%	9.23%	9.36%	9.11%	8.85%

Footnotes to tables:

(1)	Loan data excludes mortgage loans held for sale.
(2)	The dividend payout ratio is calculated by dividing total dividends paid during the period by the total net income for the same period.
(3)

Adjusted earnings, adjusted return on average assets, and adjusted return on average equity are non-GAAP measures and exclude the after-tax effect of gains on acquisitions, gains or losses on sales of securities, other-than-temporary-impairment (OTTI), and merger and branch consolidation related expense.  It also reflects an adjustment for the deferred tax asset revaluation in the fourth quarter of 2017.  Management believes that non-GAAP adjusted measures provide additional useful information that allows readers to evaluate the ongoing performance of the company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.  Adjusted earnings and the related adjusted return measures (non-GAAP) exclude the following from net income (GAAP) on an after-tax basis:  (a) pre-tax merger and branch consolidation related expense of  $11.3 million, $17.6 million, $1.6 million, $4.3 million, and $21.0 million, for the quarters ended March 31, 2018, December 31, 2017, September 30, 2017, June 30, 2017, and March 31, 2017, respectively; and (b) securities gains, net of $33,000, $525,000 and $110,000 for the quarter ended December 31, 2017, September 30, 2017 and June 30, 2017.  In the fourth quarter of 2017, the Company revalued its net deferred tax assets with the Tax Act of 2017 with an increase in our income tax provision of $26.6 million.

(4)	Repossessed assets include OREO and other nonperforming assets.
(5)	Calculated by dividing total non-acquired NPAs by total assets.
(6)	March 31, 2018 ratios are estimated and may be subject to change pending the final filing of the FR Y‑9C; all other periods are presented as filed.
(7)

The tangible measures are non-GAAP measures and exclude the effect of period end or average balance of intangible assets.  The tangible returns on equity and common equity measures also add back the after-tax amortization of intangibles to GAAP basis net income.  Management believes that these non-GAAP tangible measures provide additional useful information, particularly since these measures are widely used by industry analysts for companies with prior merger and acquisition activities.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.  The sections titled "Reconciliation of Non-GAAP to GAAP" provide tables that reconcile non-GAAP measures to GAAP.

(8)

Includes noncash loan interest income related to the discount on acquired performing loans of  $9.6 million, $6.1 million, $2.2 million, $3.3 million, and $4.2 million, respectively during the five quarters above.

(9)

Adjusted efficiency ratio is calculated by taking the noninterest expense excluding branch consolidation cost and merger cost divided by net interest income and noninterest income excluding securities gains (losses) and OTTI.

Cautionary Statement Regarding Forward Looking Statements

Statements included in this communication, which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements generally include words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions. South State Corporation (“South State”) cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties, include, among others, the following possibilities: (1) the outcome of any legal proceedings instituted against South State or Park Sterling Corporation (“Park Sterling”); (2) the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where South State and Park Sterling do business; (3) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (4) diversion of management’s attention from ongoing business operations and opportunities; (5) potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; (6) South State’s ability to complete the integration of Park Sterling successfully; (7) credit risks associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed under the terms of any loan-related document; (8) interest risk involving the effect of a change in interest rates on the bank’s earnings, the market value of the bank’s loan and securities portfolios, and the market value of South State’s equity; (9) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (10) risks associated with an anticipated increase in South State’s investment securities portfolio, including risks associated with acquiring and holding investment securities or potentially determining that the amount of investment securities South State desires to acquire are not available on terms acceptable to South State; (11) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (12) transaction risk arising from problems with service or product delivery; (13) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (14) regulatory change risk resulting from new laws, rules, regulations, accounting principles, proscribed practices or ethical standards, including, without limitation, increased capital requirements (including, without limitation, the impact of the capital rules adopted to implement Basel III), Consumer Financial Protection Bureau rules and regulations, and potential changes in accounting principles relating to loan loss recognition; (15) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (16) reputation risk that adversely affects earnings or capital arising from negative public opinion; (17) terrorist activities risk that results in loss of consumer confidence and economic disruptions; (18) cybersecurity risk related to the dependence of South State and Park Sterling on internal computer systems and the technology of outside service providers, as well as the potential impacts of third party security breaches, subjects each company to potential business disruptions or financial losses resulting from deliberate attacks or unintentional events; (19) economic downturn risk potentially resulting in deterioration in the credit markets, greater than expected non-interest expenses, excessive loan losses and other negative consequences, with risks could be exacerbated by potential negative economic developments resulting from federal spending cuts and/or one or more federal budget-related impasses or actions; (20) greater than expected noninterest expenses; (21) excessive loan losses; (22) failure to realize synergies and other financial benefits from, and to limit liabilities associated with, mergers and acquisitions within the expected time frame; (23) potential deposit attrition, higher than expected costs, customer loss and business disruption associated with merger and acquisition integration, including, without limitation, potential difficulties in maintaining relationships with key personnel and other integration related-matters; (24) the risks of fluctuations in market prices for South State common stock that may or may not reflect economic condition or performance of South State; (25) the payment of dividends on South State common stock is subject to regulatory supervision as well as the discretion of the board of directors of South State, South State’s performance and other factors; and (26) other risks and uncertainties disclosed in South State’s or Park Sterling’s most recent Annual Report on Form 10‑K filed with the U.S. Securities and Exchange Commission (“SEC) or disclosed in documents filed or furnished by South State or Park Sterling with or to the SEC after the filing of such Annual Reports on Form 10‑K, and of which could cause actual results to differ materially from future results expressed, implied or otherwise anticipated by such forward-looking statements.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. South State does not undertake any obligation to update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by federal securities laws.  As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.